Portions of this exhibit, for which confidential treatment has been granted,
have been omitted.  Omitted portions are marked by brackets [   ].


                                                                   EXHIBIT 10.11




                                  AGREEMENT BY
                                  AND BETWEEN



                          PACIFIC BELL MOBILE SERVICES


                                       &

                                  LCC, L.L.C.




                               NOVEMBER 15, 1994





11/15/94                  - Proprietary Information -
                 not for use or disclosure outside PBMS or LCC
                          except by written agreement

                              TABLE OF CONTENTS

                                                        Page
                                                        ----
1. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . 1
     1.1 Affiliate  . . . . . . . . . . . . . . . . . . . 1
     1.2 BTA  . . . . . . . . . . . . . . . . . . . . . . 2
     1.3 Cancel or Cancellation . . . . . . . . . . . . . 2
     1.4 CellCAD Software . . . . . . . . . . . . . . . . 2
     1.5 Defect . . . . . . . . . . . . . . . . . . . . . 2
     1.6 Documentation  . . . . . . . . . . . . . . . . . 2
     1.7 Expenses . . . . . . . . . . . . . . . . . . . . 2
     1.8 Installation Site  . . . . . . . . . . . . . . . 2
     1.9 LCC Products . . . . . . . . . . . . . . . . . . 2
     1.10 Letter of Authorization . . . . . . . . . . . . 2
     1.11 License . . . . . . . . . . . . . . . . . . . . 2
     1.12 Market  . . . . . . . . . . . . . . . . . . . . 2
     1.13 MTA . . . . . . . . . . . . . . . . . . . . . . 3
     1.14 Optional Enhancements . . . . . . . . . . . . . 3
     1.15 PBMS PCS System . . . . . . . . . . . . . . . . 3
     1.16 Services  . . . . . . . . . . . . . . . . . . . 3
     1.17 Software  . . . . . . . . . . . . . . . . . . . 3
     1.18 Standard Enhancement  . . . . . . . . . . . . . 3
     1.19 Statement of Work . . . . . . . . . . . . . . . 3
     1.20 Trademarks  . . . . . . . . . . . . . . . . . . 3
     1.21 Terminate or Termination  . . . . . . . . . . . 3
2. THE SERVICES . . . . . . . . . . . . . . . . . . . . . 4
     2.1 Engagement . . . . . . . . . . . . . . . . . . . 4
     2.2 Engineering Services . . . . . . . . . . . . . . 4
          2.2.1 Initial Engagement  . . . . . . . . . . . 4
          2.2.2 Future Engagements  . . . . . . . . . . . 4
          2.2.3 Schedule  . . . . . . . . . . . . . . . . 4
          2.2.4 Personnel   . . . . . . . . . . . . . . . 5
          2.2.5 Access to Premises  . . . . . . . . . . . 6
          2.2.6 LCC s Use of the Software   . . . . . . . 6
     2.3 The Software Services   . . . .. . . . . . . . . 6
          2.3.l Database Services   . . . . . . . . . . . 6
          2.3.2 Software Installation and Training  . . . 8
          2.3.3 Telephone and Facsimile Consultation  . . 8
     2.4 Proprietary Rights . . . . . . . . . . . . . . . 8
3. SOFTWARE LICENSE/TERMS OF USE  . . . . . . . . . . . . 9
     3.1 License  . . . . . . . . . . . . . . . . . . . . 9
     3.2 Terms and Restrictions . . . . . . . . . . . . . 9
     3.3 Interoperability Acknowledgment  . . . . . . . . 10
     3.4 Enhancements . . . . . . . . . . . . . . . . . . 10

          3.4.1 Standard Enhancements   . . . . . . . . . 10
          3.4.2 Optional Enhancements   . . . . . . . . . 11
     3.5 Return of Software . . . . . . . . . . . . . . . 11
     3.6 Software Ownership . . . . . . . . . . . . . . . 11
     3.7 Assistance . . . . . . . . . . . . . . . . . . . 11
     3.8 Conversion to Perpetual License  . . . . . . . . 11
     3.9 LCC s Bankruptcy . . . . . . . . . . . . . . . . 12
4. HARDWARE AND THIRD PARTY SOFTWARE  . . . . . . . . . . 13
     4.1 Lease or Purchase of LCC Products by PBMS  . . . 13
     4.2 Third Party Hardware and Software Products . . . 13
          4.2.1 Purchase of Third Party Products by PBMS  13
          4.2.2 Third Party Software Products   . . . . . 13
     4.3 Third Party Maintenance and Support Programs . . 14
     4.4 Radio Frequency Energy Standards . . . . . . . . 14
5. FEES AND EXPENSES  . . . . . . . . . . . . . . . . . . 14
     5.1 Service Fees . . . . . . . . . . . . . . . . . . 14
     5.2 Software License and Usage Fees  . . . . . . . . 14
     5.3 Increase in Fees . . . . . . . . . . . . . . . . 15
     5.4 Expenses . . . . . . . . . . . . . . . . . . . . 15
     5.5 Payment Terms  . . . . . . . . . . . . . . . . . 15
     5.6 Promotions . . . . . . . . . . . . . . . . . . . 16
     5.7 Taxes  . . . . . . . . . . . . . . . . . . . . . 16
     5.8 LCC s Records and Audits . . . . . . . . . . . . 16
6. COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . 17
     6.1 Non-solicitation . . . . . . . . . . . . . . . . 17
     6.2 Minimum Commitment . . . . . . . . . . . . . . . 17
     6.3 Adjustments to the Minimum Commitment  . . . . . 17
7. WARRANTY AND DISCLAIMER  . . . . . . . . . . . . . . . 17
     7.1 LCC s Warranties . . . . . . . . . . . . . . . . 17
          7.1.1 Service Warranties  . . . . . . . . . . . 18
          7.1.2 Software Warranties . . . . . . . . . . . 18
          7.1.3 LCC Product Warranties  . . . . . . . . . 19
     7.2 Disclaimer . . . . . . . . . . . . . . . . . . . 19
     7.3 Limitation Of Liability  . . . . . . . . . . . . 19
8. NON-DISCLOSURE AND CONFIDENTIALITY . . . . . . . . . . 20
     8.1 Nondisclosure of Proprietary Information . . . . 20
     8.2 Exclusions . . . . . . . . . . . . . . . . . . . 20
     8.3 Return . . . . . . . . . . . . . . . . . . . . . 21
     8.4 Injunctive Relief  . . . . . . . . . . . . . . . 21
     8.5 Publicity  . . . . . . . . . . . . . . . . . . . 21
     8.6 Survival . . . . . . . . . . . . . . . . . . . . 21
9. INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . 21
     9.1 Infringement . . . . . . . . . . . . . . . . . . 21
     9.2 Damage to Persons and Property . . . . . . . . . 22
10.  22

11. WRITTEN ASSURANCE REGARDING RE EXPORT . . . . . . . . 22
     11.1 Export Control Compliance . . . . . . . . . . . 22
12. GENERAL . . . . . . . . . . . . . . . . . . . . . . . 22
     12.2 Relationship  . . . . . . . . . . . . . . . . . 22
     12.3 Force Majeure . . . . . . . . . . . . . . . . . 23
     12.4 Binding Effect: Amendment . . . . . . . . . . . 23
     12.5 Severability  . . . . . . . . . . . . . . . . . 23
     12.6 Notices . . . . . . . . . . . . . . . . . . . . 23
     12.7 Waiver  . . . . . . . . . . . . . . . . . . . . 24
     12.8 Headings  . . . . . . . . . . . . . . . . . . . 24
     12.9 Attorneys  Fees . . . . . . . . . . . . . . . . 24
     12.10 Accrued Right  . . . . . . . . . . . . . . . . 24
     12.11 Governing Law  . . . . . . . . . . . . . . . . 24
     12.12 Administration of the Agreement  . . . . . . . 24
     12.13 Liens  . . . . . . . . . . . . . . . . . . . . 25
     12.14 Insurance  . . . . . . . . . . . . . . . . . . 25
     12.15 Executive Orders . . . . . . . . . . . . . . . 25
     12.16 Hazardous Materials/Chemicals  . . . . . . . . 26
     12.17 Minority-Owned Business  . . . . . . . . . . . 26
     12.18 No Third Party Beneficiaries . . . . . . . . . 26
     12.19 Compliance with Laws . . . . . . . . . . . . . 26
     12.20 Approvals/Consents . . . . . . . . . . . . . . 26
     12.21 Remedies Cumulative  . . . . . . . . . . . . . 26
     12.22 Releases Void  . . . . . . . . . . . . . . . . 27
     12.23 No License Granted . . . . . . . . . . . . . . 27
     12.24 Non-exclusive Market Rights  . . . . . . . . . 27
     12.25 Survival . . . . . . . . . . . . . . . . . . . 27
     12.26 Conflict of Interest . . . . . . . . . . . . . 27
     12.27 Dispute Resolution . . . . . . . . . . . . . . 27

                                   AGREEMENT

         This AGREEMENT is made and entered into as of November 15, 1994, by and between LCC, L.L.C., a Delaware limited liability company having its principal offices at 2300 Clarendon Boulevard, Suite 800, Arlington, Virginia 22201 ("LCC"), and Pacific Bell Mobile Services, a California corporation having its principal offices at 4420 Rosewood Drive, Bldg. 2, 4th Floor, Pleasanton, California 94588 ("PBMS").

                                  WITNESSETH:

         WHEREAS, PBMS expects to acquire, through Federal Communications Commission auctions, licenses to implement and operate a wireless personal communications system in certain of the MTAs and/or BTAs in the United States;

         WHEREAS, PBMS desires to engage LCC to perform certain services in connection with the design, engineering and deployment of the PBMS PCS System, and LCC desires to provide such services to PBMS, all in accordance with the terms of this Agreement;

         WHEREAS, PBMS desires to acquire, and LCC desires to grant, a non-exclusive license to use certain proprietary LCC computer software, all in accordance with the terms of this Agreement;

         WHEREAS, PBMS desires to acquire, and LCC desires to make available to PBMS, certain LCC hardware products, all in accordance with the terms of this Agreement;

         WHEREAS, PBMS desires to acquire, and LCC desires to make available, certain third party hardware and software products for use in connection with the software, all in accordance with the terms of this Agreement;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

         1.1 Affiliate. The term "Affiliate" shall mean, with respect to any other entity, any entity directly or indirectly controlling, controlled by or under common control with such entity. For the purposes of the preceding sentence, the term "control" shall mean, with respect to any entity, the possession, directly or indirectly, through one or more intermediaries, of the power or authority, through ownership of voting securities, by contract or otherwise, to control the management, activities or policies of such entity.

         1.2 BTA. The term "BTA" shall mean a Basic Trading Area, as defined by the 1992 Rand McNally Atlas.

         1.3 Cancel or Cancellation. The term "Cancel" or "Cancellation" shall mean the ending of this Agreement or any Letter of Authorization by the nondefaulting party, where the other party is in material default of an obligation under this Agreement or such Letter of Authorization.

         1.4 CellCAD Software. The term "CellCAD Software" shall mean LCC's proprietary CellCAD software, release 1.3, in machine-readable, object code form only.

         1.5 Defect. The term "Defect" shall mean any material and reproducible error, problem or defect resulting in an incorrect functioning of the Software or an incorrect or incomplete identification, statement or diagram in the Documentation, if such error, problem or defect causes the Software to fail to perform substantially in the manner specified in the Documentation.

         1.6 Documentation. The term "Documentation" shall mean the LCC designated user manuals, media and/or instructions provided by LCC to PBMS relating to the Software.

         1.7 Expenses. The term "Expenses" shall mean the amount of reimbursable costs and expenses for which PBMS is obligated to reimburse LCC as provided in Exhibit L, "Reimbursable Expenses".

         1.8     Installation Site.  The term "Installation Site" shall mean
(1) PBMS's seven Project Offices and (ii) any other PBMS facilities where PBMS requests LCC to install the Software for use by PBMS under the Software License.

         1.9 LCC Products. The term "LCC Products" shall have the meaning set forth in Section 4.1.

         1.10 Letter of Authorization. The term "Letter of Authorization" shall mean a document, substantially in the form of Exhibit B, attached hereto and made a part hereof.

         1.11 License. The term "License" means any license, authorization or approval to construct and operate a wireless personal communications system using radio frequencies in the l.85GHz to 2.10GHz band, as may be granted by the Federal Communications Commission.

         1.12 Market. In this Agreement the term "Market" shall mean either MTA 43 or MTA 81, or any other MTA in which LCC employees are engaged to perform services, or any combination thereof, any BTA within either such MTA, or any portion of any such MTA or BTA with respect to which PBMS: (i) conducts any study, analysis or design work in contemplation of the award of a License or
(ii) is awarded a License.

         1.13 MTA. The term "MTA" shall mean a Major Trading Area, as defined by the 1992 Rand McNally Atlas.

         1.14 Optional Enhancements. The term "Optional Enhancements" shall mean any improvement, addition or revision to the Software that is developed by LCC and is not part of LCC's normal Software release process.

         1.15 PBMS PCS System. The term "PBMS PCS System" shall mean any wireless personal communications system with respect to which PBMS: (i) conducts any study, analysis or design work in contemplation of the award of a License, or (ii) is awarded a License.

         1.16 Services. The term "Services" shall mean: (i) the radio frequency design, engineering, Software, database and other services as shall from time to time be rendered to PBMS by LCC during the term of this Agreement, upon mutual agreement of the parties in accordance with the provisions of
Section 2.2 hereof, and (ii) the database, software installation and training services to be rendered by LCC in accordance with Section 2.3 hereof.

         1.17 Software. The term "Software" shall mean: (i) the CellCAD Software; (ii) any Standard Enhancement and (iii) any Optional Enhancement which becomes part of this Agreement in accordance with the provisions of
Section 3.4.2.

         1.18 Standard Enhancement. The term "Standard Enhancement" shall mean any improvement, addition or revision to the Software that is: (i) developed by LCC, and (ii) part of LCC's normal software release process. LCC's proprietary AFPlanner, MicroCell Model, and Site Planner software shall be Standard Enhancements.

         1.19 Statement of Work. The term "Statement of Work" shall mean the description of the design engineering services to be performed pursuant to this Agreement, as set forth in Exhibit A attached hereto.

         1.20    Trademarks.   The term "Trademarks" shall mean:  (i)
"AFPlanner", "CellCAD", "CellQUEST", "CellHOST", "CelluMATE", "CellSAFE", "CMl000", "LCC", "RSAT", "Site Planner" and "RSAT-Plus", which are trademarks of LCC, (ii) "LCC", which is a service mark of LCC, and (iii) any other trademark, tradename or service mark used by LCC and/or its Affiliates during the term of this Agreement in connection with the marketing, sale and/or distribution of its products and services.

         1.21 Terminate or Termination. The term "Terminate" or "Termination" shall mean the ending of this Agreement or any Letter of Authorization, pursuant to a power of Termination set forth in Section 10.2 of this Agreement, where such action is taken for the convenience of the party exercising such power and without regard to any default of the other party.

2.       THE SERVICES.

         2.1 Engagement. Subject to the terms of this Agreement, PBMS hereby engages LCC to render the Services, and LCC hereby accepts such engagement.

         2.2 Engineering Services. The engineering services to be rendered by LCC to PBMS pursuant to this Agreement shall consist of the following:

                 2.2.1 Initial Engagement. PBMS hereby engages LCC to provide the radio frequency engineering services described in the Statement of Work in connection with the design, and implementation of approximately 1800 cell sites for the PBMS PCS System. The terms and conditions of this Agreement shall also apply to Services that LCC performed for PBMS commencing on or about September 15, 1994 relating to preparation of the preliminary design for the PBMS PCS System.

                 2.2.2 Future Engagements. In addition to the services provided pursuant to Section 2.2.1 above, from time to time during the term of this Agreement, PBMS may deliver one or more project proposals (each of which is referred to herein as a "Project Proposal") to LCC. Each Project Proposal shall include a complete and detailed description of the project which PBMS wishes LCC to undertake, including the proposed objectives, projected staffing levels, the site or sites where the services are to be rendered, anticipated milestones and expected deliverables. Within fifteen (15) days following its receipt of any Project Proposal, LCC shall deliver to PBMS a written response indicating whether LCC wishes to accept the proposed project. LCC shall be under no obligation whatsoever to accept any proposed project. If LCC wishes to accept a proposed project, its response to PBMS shall specify: (i) LCC's proposed revisions, if any, to the description of the project set forth in the Project Proposal and (ii) a non-binding estimate of the ramp-up and completion schedule for such project. PBMS shall be under no obligation whatsoever to
accept LCC's response.   If PBMS desires to continue with the project after
reviewing LCC's response, it shall deliver to LCC a Letter of Authorization in the form attached hereto as Exhibit B (which shall incorporate the provisions of the relevant Project Proposal, as amended and supplemented by LCC's response and any subsequent changes mutually agreed to in good faith negotiations).
Upon PBMS's delivery of a Letter of Authorization: (i) the services described therein shall be deemed "Services" and (ii) LCC shall be required to provide such services, and PBMS shall be required to compensate LCC for such Services, all in accordance with the provisions of this Agreement and such Letter of Authorization.

                 2.2.3 Schedule. LCC shall complete the Services in accordance with the time schedule (if any) set forth in the Statement of Work or the Letter of Authorization relating to such Services. The parties agree to make appropriate revisions to any such time schedule to reflect any changed circumstances which may arise relating to such services. Notwithstanding anything herein to the contrary, LCC shall not have any liability whatsoever for its delay in performance if such is the result of (i) project delays beyond LCC's reasonable control, or (ii) PBMS's failure to deliver any required materials or information to LCC like those set forth as project assumptions in the Statement of Work, or to perform any required project assumptions (as described in the Statement of Work) in a timely manner, (iii) the failure on the part of any PBMS's Design Engineer or Associate Engineer assigned to support LCC's performance of the Services (as contemplated in Exhibit G-1 attached hereto) to perform his/her responsibilities in a professional, competent and timely manner, or (iv) PBMS's failure to provide personnel to support LCC's performance of the Services at the PBMS staffing levels (and at the required times) set forth in Exhibit G-1 attached hereto. In the event PBMS cannot, after having used its best efforts, provide the personnel required by the.
PBMS staffing levels set forth in Exhibit G-1 attached hereto, LCC agrees to use its best efforts to secure the personnel necessary to replace those not provided by PBMS.

                 2.2.4    Personnel.

                 (a) If, during the term of this Agreement, PBMS determines that any employee of LCC is failing to deliver Services in accordance with the standards required by this Agreement, PBMS shall notify LCC in writing, and LCC shall use its best efforts to cause such employee to cure all defects in the quality of his or Services. If, thirty (30) days following delivery of such notice, PBMS determines that such employee's quality of delivered Services continues to fall below the standards required by this Agreement, then PBMS shall have the right to require LCC to replace such employee upon written notice to LLC. Upon LCC's receipt of such notice, LCC shall promptly terminate such employee's assignment to PBMS' project and promptly provide a suitable replacement.

                 (b) All Design Engineers and Associate Engineers assigned by PBMS to support LCC's performance of the Services (as contemplated in Exhibit G-1 attached hereto), shall serve at the direction of LCC, in coordination with PBMS' manager for the relevant Project Office. If, during the term of this Agreement, LCC determines that any such employee of PBMS is failing to perform his/her responsibilities in a professional, competent and timely manner, LCC shall notify PBMS in writing, and PBMS shall use its best efforts to cause such employee to cure all defects in the quality of his/her performance. If, thirty (30) days following delivery of such notice, LCC determines that such employee's performance continues to fall below the afore-mentioned standards, then LCC shall have the right to require PBMS to replace such employee upon written notice to PBMS. Upon PBMS's receipt of such notice, PBMS shall promptly terminate such employee's assignment to the PBMS project and promptly provide a suitable replacement.

                 2.2.5 Access to Premises. For the purposes of LCC's performance of the Services hereunder, LCC and LCC's personnel shall have reasonable access to each PBMS site where the Services are to be performed. LCC shall be responsible for LCC's personnel observing PBMS' site rules and regulations including, but not limited to, safety regulations and security requirements, and for working in harmony with PBMS' employees. In the event PBMS determines that any LCC employee is failing to observe such rules and/or work in said manner, PBMS may request that the employee be removed from PBMS' premises. Upon LCC's receipt of any such request, such person shall leave PBMS' premises promptly and LCC shall not furnish such person again to perform work on PBMS' premises without PBMS' consent, and LCC shall promptly provide a suitable replacement.

                 2.2.6 LCC's Use of the Software. LCC shall use the Software in connection with its performance of the engineering services to be rendered by LCC pursuant to this Section 2.2. LCC shall not be obligated or required to use any other network engineering software in connection with the Services.

         2.3 The Software Services. The software services to be rendered by LCC to PBMS pursuant to this Agreement shall consist of the following:

                 2.3.1    Database Services.

                 (a) Description of Database Services. LCC shall (subject, in all cases, to the availability of suitable data that is in a software media and in a format compatible with that used by LCC) provide the database services listed below with respect to each Market in the PBMS PCS System.

                          (i)     Convert and set up terrain databases for each
Market. Each such terrain database shall (A) be based on seven and one half minute (7.5) digital elevation model data, where such USGS data is available, which shall have a final resolution of three (3) arc seconds, and (B) be
provided to PBMS by LCC for a fee equal to [      ] per 7.5 minute quadrangle.
Where such USGS data is not available, LCC shall provide photogrammetric terrain data relating to the Market, such photogrammetric data to: (A) have final resolution of three (3) arc seconds and (B) be provided to PBMS by LCC
for a fee equal to [       ] per Quad for the first through 49th Quads, whenever
ordered under this Agreement, [      ] per Quad for the 50th through 99th Quad,
whenever ordered, [       ] per Quad for the 100th through 149th Quad, whenever
ordered, and [       ] per Quad for the 150th Quad and each ordered thereafter, whenever ordered. LCC shall provide PBMS a map which clearly shows each Quad for which terrain data is based, whole or in part, upon such photogrammetric data. LCC shall convert and set up such additional photogrammetric terrain data with respect to each Market as PBMS shall request, such photogrammetric terrain data to be provided on such terms as the parties shall mutually agree upon.

                          (ii)    Convert and set up demographic databases for
each Market.  Each such database shall:  (A) consist of one (1) degree by one
(1) degree blocks; (B) be based on data provided by CACI (which data is derived from the United States 1990 census data, plus updates); (C) contain five (5) categories (population, employment, number of households, traffic, and average
income); and (D) be provided to PBMS by LCC for a fee equal to [       ] per
block. In the event PBMS requests demographic databases covering additional categories, such databases shall be provided (A) subject to the availability of suitable data and (B) at the hourly Database Service fees set forth in Exhibit
C attached hereto, plus reimbursement of [    ] of all Expenses incurred by LCC
in rendering such services.

                          (iii)   Convert and set up highway databases for each
Market. Each such highway database shall: (A) be based on USGS digital line graph data on a 1:100,000 scale; (B) be provided subject to the availability of suitable highway data; (C) contain four (4) categories (interstate highways, state highways, roads and streets and waterways); and (D) be provided to PBMS
by LCC for a fee equal to [      ] per 15 by 30 minute block.

                          (iv)    Convert and set up political boundary
databases for each Market. Each such boundary database shall: (A) contain four (4) categories (MTAs, BTAs, counties and MSAs/RSAs), (B) be provided subject to the availability of suitable boundary data, and (C) be provided to
PBMS by LCC for a fee equal to [       ] per MTA or BTA.

                          (v)     Convert and set up FAA/FCC/tower databases
for each Market. Each such tower database shall: (A) be provided subject to the availability of suitable data; (B) based on data from the FCC and FAA; (C) be updated from time to time, and (D) be provided to PBMS by LCC for a fee
equal to [       ] per Market.

                          (vi)    Convert and set up LCC's existing standard
antenna database for the CellCAD Software. LCC offers to provide data not included in LCC's standard antenna databases for antennas that PBMS intends to include in the PBMS PCS System: (A) subject to the availability of suitable data and (B) for Service rendered seven (7) months after the date of this Agreement, at the hourly Database Service fees set forth in Exhibit C attached
hereto, plus (C) for services whenever rendered reimbursement of [    ] of all
Expenses incurred by LCC in rendering such services.

                          (vii)   Convert and set up such additional databases
as LCC and PBMS shall mutually agree upon. Such services shall be provided to PBMS by LCC for a fee and on terms and conditions to be mutually agreed upon by the parties.

                 (b) Use by PBMS. All databases converted and set up by LCC pursuant to Section 2.3.1(a) hereof shall be made available to PBMS for use in connection with the Software. Notwithstanding anything herein to the contrary, PBMS shall not sell, lease, transfer, or otherwise dispose of any such databases to any third party without LCC's prior written consent, which shall not be withheld unless if such sale, lease, transfer, or disposal would violate a license restriction imposed by a supplier of information, other than LCC or an affiliate of LCC.

                 (c) Schedule. LCC shall complete the databases specified in Section 2.3.1(a) hereof in accordance with the time schedule set forth in the Statement of Work, on a Project Office by Project Office basis, as such schedule shall be modified in writing by mutual agreement of the parties from time to time.

                 (d) Disclaimer. LCC shall not be responsible for, and does not warrant, the quality, accuracy and/or completeness of the data in any database to the extent such data is supplied by, or obtained from, PBMS or any third party or any other source outside of LCC's control, provided however that LCC shall use its best efforts to correct any defects in quality, accuracy, or completeness coming to the attention of LCC prior to delivery to PBMS and LCC shall inform PBMS of all such defects whenever coming to the attention of LCC.

                 2.3.2 Software Installation and Training. For each Installation Site, LCC agrees to: (i) install the Software; and (ii) provide, at PBMS' request, up to two (2) days of training on the use of the Software to up to three (3) PBMS employees. All installation and training provided under this Section 2.3.2(a) shall: (i) take place at such times as are mutually agreed upon by LCC and PBMS and (ii) be provided for the compensation set forth
in Exhibit F attached hereto, plus reimbursement of [    ] of all Expenses
incurred by LCC in rendering such installation and training services.

                 2.3.3 Telephone and Facsimile Consultation. For so long as PBMS continues to pay the Software support and maintenance fees set forth in Exhibit D attached hereto, LCC shall make available customer service representatives trained on the use of the Software to answer, at no additional charge to PBMS, reasonable, limited telephone and/or facsimile inquiries from PBMS concerning its use, operation and maintenance of the Software between the hours of 7:00 a.m. and 7:00 p.m. Eastern time, on LCC's normal business days. In addition, LCC shall provide PBMS with a designated pager number so that a representative can be contacted outside LCC's normal business hours in emergency situations.

         2.4 Proprietary Rights. LCC shall retain all right, title and interest in and to any and all Software, methodologies, algorithms, ideas, concepts or Documentation used, developed or created by LCC in the performance of the Services hereunder. PBMS shall take exclusive title to all work product developed by LCC and its employees, agents or contractors in the performance of engineering services under this Agreement including but not limited to search rings, design plots, capacity analyses, frequency plans, drive test data and reports. LCC shall take all reasonable steps to ensure that its employees, agents or contractors sign such documents and enter into such agreements as are necessary to perfect PBMS' title taken hereunder. In addition, LCC shall (i) retain a copy of the source data obtained from the USGS to set up terrain databases pursuant to Section 2.3.l(a)(i), and (ii) provide the foregoing copy to PBMS, upon request from PBMS, at no additional charge other than reimbursement of any Expenses incurred by LCC in creating, maintaining and delivering the same in accordance with this provision.

3.       SOFTWARE LICENSE/TERMS OF USE.

         3.1 License. LCC hereby grants to PBMS, and PBMS hereby accepts from LCC, a non-exclusive, non-transferable and restricted right and license to use, for an initial term of three (3) years and seven (7) months and annually renewable thereafter, the Software and the Documentation in accordance with the terms of this Agreement. The license granted pursuant to this Agreement is subject to the reservation in LCC of all right, title and interest in and to the Software and of the right to use or license the Software. This license may be Terminated by PBMS, during the initial term, as provided in Section 10.2 ("Termination").

         3.2 Terms and Restrictions. PBMS agrees to the following terms and restrictions on its use of the Software and the Documentation:

                 (a) The Software and the Documentation shall be used: (i) solely at the PBMS Installation Sites by PBMS, its employees and authorized contractors (subject to the restrictions set forth below) and (ii) solely for the purpose of-supporting the operation of PBMS PCS System. PBMS' authorized contractors shall not be permitted to use the Software, and PBMS will not disclose the Software or Documentation to its authorized contractors, until and unless such authorized contractor has first agreed, in writing, (i) to protect the confidentiality of LCC's proprietary information under terms and conditions no less restrictive than the provisions of Section 8 hereof, and (ii) to abide by same terms, restrictions, and conditions that apply to PBMS' use of the Software. In no event will PBMS allow use of the Software by, or disclose the Software or Documentation to (i) any contractor that competes with LCC in the business of developing or licensing software of similar functionality, or (ii) any vendor of network infrastructure equipment. In no event shall the Software or the Documentation be used by PBMS for the purpose of processing data for or otherwise supporting any wireless communications system other than the PBMS PCS System or which is operated by any person other than PBMS. PBMS agrees to operate the Software only as prescribed in the Documentation.

                 (b) The Software and the Documentation may be copied, in whole or in part, only to the extent required by PBMS to use the Software and/or the Documentation in accordance with the rights granted hereunder and for back-up or archival purposes.

                 (c) PBMS shall include all copyright and other proprietary rights notices included on the Software or the Documentation and all copies of the

Software or Documentation prepared by or for PBMS. In no event shall PBMS delete, remove, erase, obliterate or otherwise deface any form of marking appearing on or contained in the Software or any part thereof or any media in which the Software is embodied which is a notice relating to ownership rights in or to the Software. PBMS shall affix notice of intellectual property rights to all copies of the Software made pursuant to this Agreement.

                 (d) PBMS agrees that it shall not: (i) reverse engineer, disassemble, decompile, interrogate or decode the Software or any data files created by or associated with the Software, (ii) derive source code, methodologies or proprietary algorithms from the Software; or (iii) modify the Software or otherwise create any derivative work from the Software, (iv) assert the invalidity or contest the ownership by LCC of the Software, either as a complete or partial defense to any claim made by LCC or any third party, or (v) take any action which may prejudice the validity of LCC's right, title and interest in and to the Software.

                 (e) PBMS agrees and acknowledges that at all times: (i) PBMS will treat the Software and the Documentation as unpublished, licensed works which contain trade secrets of LCC and (ii) PBMS will treat all property in the Software and the media upon which it is embodied and all intellectual property rights (including copyright) subsisting in or relating to the Software as the exclusive property of LCC, such that PBMS' right to use the Software is limited to and arises only out of the licenses granted pursuant to this Agreement and is subject to the superior rights of LCC. PBMS will not contest LCC's claims to intellectual property rights, as described in clause (ii); or assist any third party in challenging such claims.

                 (f) PBMS agrees that it shall not, at any time during or after the term of this Agreement, sell, assign, lease, sub license or otherwise transfer the Software or the Documentation.

         3.3 Interoperability Acknowledgment. PBMS acknowledges: (i) that LCC has agreed to make available to PBMS such information as is reasonably necessary to achieve interoperability of the Software with other PBMS systems and (ii) that no exception to the foregoing license terms and restrictions shall apply for the purpose of PBMS' development of interoperable software.

         3.4     Enhancements.

                 3.4.1 Standard Enhancements. For so long as PBMS continues to pay the Software support and maintenance fees set forth in Exhibit D attached hereto, LCC shall: (i) furnish all Standard Enhancements to PBMS at no additional charge and (ii) itself use all Standard Enhancements in connection with its performance of the Services. LCC shall furnish AFPlanner, SitePlanner and MicroCell Model to PBMS concurrently with the Installation of the CellCAD Software at any PBMS Installation Site. LCC shall furnish all other Standard Enhancements to PBMS as they are commercially released by LCC (at which time they shall become part of the Software for all purposes of this Agreement).

                 3.4.2 Optional Enhancements. Optional Enhancements shall be made available to PBMS for such additional fees and/or charges, and upon such other terms, as may be mutually agreed upon by the parties. The mutually agreed terms upon which such additional Optional Enhancements shall be made available to PBMS shall be reflected in an amendment to this Agreement. Upon the execution of any such amendment, the Optional Enhancement covered thereby shall become a part of the Software for all purposes of this Agreement, as so amended.

         3.5 Return of Software. Immediately following any Termination, Cancellation or expiration of the Software license, PBMS shall: (i) return the Software, the Documentation and all materials relating thereto (including all copies thereof) and (ii) certify in writing to LCC that all such data, materials and copies have been returned to LCC.

         3.6     Software Ownership.  The license granted pursuant to this
Section 3 does not constitute a transfer or sale of LCC's ownership rights in or to the Software or the Documentation. All right, title and interest in and to the Software and the Documentation (including any copies or subsequent versions thereof) shall remain the exclusive property of LCC, subject to the rights expressly granted to PBMS hereunder. Except as specifically set forth herein, LCC shall be the sole owner of any and all inventions, discoveries, improvements, updates and enhancements relating to the Software or the Documentation (whether in written or unwritten form) which are made, developed, conceived of or reduced to practice by LCC. LCC shall retain the exclusive right to reproduce, publish, patent, copyright, sell, license and otherwise make use of: (i) the Software; (ii) the Documentation; and (iii) any and all inventions, discoveries, improvements, updates and enhancements relating to the Software or the Documentation which are made, developed, conceived of or first reduced to practice by LCC. Nothing herein shall be construed as conveying to PBMS any right or interest in or to any of the Trademarks.

         3.7 Assistance. PBMS agrees to notify LCC immediately of any known or suspected infringement, unauthorized possession or misuse of any Software, Documentation, data and/or information supplied by LCC hereunder. LCC, in the exercise of its sole discretion and at its expense, may institute lawsuits or other actions to prevent or terminate any such infringement, unauthorized possession or misuse. Upon LCC's request, PBMS shall render all reasonable assistance in the prosecution and/or settlement of any such lawsuit or action. Any recovery in any such lawsuit or other action shall belong solely to LCC.

         3.8     [

                                                                            ]


         3.9 LCC's Bankruptcy. In the event that during the term of this Agreement LCC: (i) becomes insolvent; (ii) makes an assignment for the benefit of creditors; (iii) files a voluntary bankruptcy petition; (iv) acquiesces to any involuntary bankruptcy petition; (v) is adjudicated bankrupt; or (vi) ceases to do business, then PBMS shall (irrespective of whether or not the trustee in bankruptcy shall have rejected this Agreement as an executory contract pursuant to Section 365 of the United States Bankruptcy Code) have the right to request delivery of, and LCC or the trustee in bankruptcy shall deliver to PBMS, the source code for the Software. Any such request shall be delivered in writing. PBMS shall have the right to use, copy, modify, enhance, compile and prepare derivative works based on all or any portion of the Software delivered to or obtained by PBMS pursuant to this Section 3.9; provided, however, that PBMS shall be entitled to take any such action only in accordance with its continued exercise of the license rights granted hereunder.

4.       HARDWARE AND THIRD PARTY SOFTWARE.

         4.1 Lease or Purchase of LCC Products by PBMS. During the term of this Agreement, PBMS hereby agrees to lease or purchase from LCC, and LCC hereby agrees to lease or sell to PBMS, those LCC Products (as described in Exhibit H attached hereto) that LCC may require in order to perform the Services, at the prices, in the quantities, and on or before the occurrences described in Exhibit H attached hereto. LCC shall have the right from time to time to increase the price for any LCC Product described in Exhibit H by a percentage equal to any percentage increase in LCC's standard United States list price for such LCC Product during the term of this Agreement. Provision by LCC to PBMS of the LCC Products shall be: (i) subject to availability; (ii) leased or purchased for use in connection with the Services, and not purchased with a view toward resale and/or distribution; and (iii) if not leased, then sold under LCC's Standard Terms and Conditions of Sale, the Software license provisions of which shall govern PBMS' use of any related software. The terms of any lease hereunder shall be governed by Exhibit H-1.

         4.2     Third Party Hardware and Software Products.

                 4.2.1 Purchase of Third Party Products by PBMS. PBMS acknowledges and agrees that the Software has been designed to operate in conjunction with certain designated third party hardware and software products, as described in Exhibit I attached hereto ("Third Party Products"). PBMS may purchase from LCC, and LCC agrees to sell to PBMS, during the term of this Agreement, all Third Party Products that (i) PBMS may from time to time purchase in connection with its use of the Software, and (ii) LCC shall from time to time require in connection with its performance of the Services. Provision by LCC to PBMS of the Third Party Products, if any, shall be: (i) subject to availability; (ii) purchased for use in connection with the Services and not with a view toward resale and/or distribution; and (iii) made pursuant to LCC's Standard Terms and Conditions of Sale. PBMS hereby agrees to purchase from LCC, and LCC (as an authorized distributor) hereby agrees to license to PBMS, at LCC's then-current list price for the same, one copy of the TGS Figaro+ software identified in Exhibit I attached hereto per engineering workstation deployed by PBMS is connection with the Services.

                 4.2.2 Third Party Software Products. PBMS agrees-and acknowledges that: (i) the -Software contains and/or will be used in connection with certain Third Party Products consisting of Software programs, data base programs, data files, proprietary algorithms, libraries, graphical user interface modules, and similar software products distributed by LCC in connection with the Software, (ii) the provisions of Section 3.2 shall apply to the use of such Third Party Products provided by LCC under this Agreement, and
(iii) the warranties and limits of liability offered by the relevant licensor to LCC shall be passed through to, and applicable to the use of all such Third Party Products as if fully set forth in this Agreement.

         4.3 Third Party Maintenance and Support Programs. During the term of this Agreement, PBMS shall, at its own cost, purchase and maintain in effect the Third Party Maintenance and Support Programs set forth in Exhibit J attached hereto with respect to all Third Party Products purchased by PBMS during the term of this Agreement.

         4.4 Radio Frequency Energy Standards. Should any LCC Product generate harmful interference to radio communications, LCC shall provide to PBMS information relating to methods of suppressing such interference. In the event such interference cannot reasonably be suppressed, PBMS shall be entitled to the remedies set forth in section 7.1.3 entitled "LCC Product Warranties".

5.       FEES AND EXPENSES.

         5.1 Service Fees. In consideration of LCC's performance of the Services, PBMS to pay LCC the amounts set forth in this Section 5.1.

                 (a) Engineering Service Fees. In consideration of LCC's performance of engineering services pursuant to Section 2.2 hereof, PBMS agrees to pay LCC the hourly Engineering Service fees set forth in Exhibit G attached hereto, plus reimbursement of 102% of all Expenses incurred by LCC in rendering such services.

                 (b) Software Service Fees. In consideration of LCC's performance of the Software services pursuant to Section 2.3 hereof, PBMS agrees to pay LCC the amounts set forth in Section 2.3 and Exhibit F.

         5.2 Software License and Usage Fees. In consideration of: (i) LCC's grant of the Software license to PBMS and (ii) LCC's use of the Software in connection with its provision of the Services, PBMS agrees to pay LCC the Software license and usage fees set forth below.

                 (a) CellCAD Software. PBMS agrees to pay to LCC a monthly CellCAD Software license and usage fee with respect to all Use Markets pursuant to the provisions of Exhibit E attached hereto.

                 (b) Software Support and Maintenance Fees. In consideration of LCC's continued support of the CellCAD Software, and ongoing development of Standard Enhancements, PBMS shall pay to LCC the monthly Software support and maintenance fees described in Exhibit D attached hereto with respect to all Use Markets.

                 (c) Definition. For purposes of this Agreement, a Market shall become a "Use Market" on the earlier to occur of: (i) the first use of the Software in connection with or for such Market; or (ii) the date on which PBMS obtains, by award of the Federal Communications Commission, a License with respect to the MTA or BTA in which such Market is located.

         5.3 Increase in Fees. LCC shall have the right to increase the Software fees, service fees and other charges set forth in this Agreement on November 15, 1995, and on each November 15 thereafter during the term of this Agreement as follows:

                 (a) except as set forth in subsection (b) below, LCC shall have the right to increase such fees and charges by up to [
    ] per year during the term hereof;

                 (b) LCC shall have the right to increase the engineering service fees set forth in Exhibit G attached hereto up to the lesser of (i) [
            ] per year, or (ii) the percentage determined in accordance with the following formula:

                 NR = [                                                     ]

         where:  (1) NR is the new rate, (2) CR is the then-current rate, and
(3) ASIP is the percentage increase in the weighted average salary level for radio frequency engineers, at varied levels of experience, paid by LCC.

         5.4     Expenses.  PBMS agrees to reimburse LCC for [    ] of all
Expenses incurred by LCC in the performance of the Services.

         5.5 Payment Terms. LCC shall invoice PBMS on a monthly basis for all Services performed in accordance with this Agreement, all Expenses incurred in accordance with this Agreement, and all LCC Products delivered in accordance with this Agreement. Software usage and license fees will be billed and paid in advance, and service fees will be billed and paid in arrears. All amounts shall be due and payable within thirty (30) days following PBMS' receipt of each invoice, which shall set forth with respect to engineering services a description and/or identification of: (a) the services performed, (b) the individuals (and applicable hourly rate for the same) who performed such services, and (c) the number of hours spent by each individual in performing such services. Except as otherwise provided in this agreement, all past due payment shall bear interest until paid in full at the rate of one percent (1.0%) per month or the highest rate allowed by applicable law, whichever is lower. Should LCC prevail in an action against PBMS to collect any payments due, PBMS agrees to pay all costs of collection, together with interest due and reasonable attorneys' fees. In the event PBMS has a good faith dispute with any invoice delivered under this Agreement, and promptly provides LCC with written notice setting forth the full particulars relating to such dispute, PBMS may withhold payment only of the disputed amount(s), provided, that: (i) the parties shall use their best efforts to resolve the dispute within thirty (30) days after PBMS' receipt of the invoice, or as soon as practicable thereafter, and
(ii) when the dispute is fully and/or partially resolved, all resolved amounts relating to the dispute(s) matter(s) resolved will be paid within thirty (30) days after the date of resolution.

         5.6 Promotions. The parties acknowledge and agree that LCC may, without jeopardizing the quality of the PBMS project or the staffing levels and cash flows set forth in Exhibit G-1 from time to time, promote its employees in the normal course of business. In the event any LCC employee assigned to perform services under this Agreement is promoted, the hourly rate charged for such employee's services shall be adjusted to reflect the hourly rate applicable to his or her new position.

         5.7 Taxes. The service fees and charges set forth in this Agreement are quoted exclusive of any and all taxes of whatever nature levied or assessed against this Agreement, any services hereunder or any transaction related thereto. The amount of all California state and local sales or use taxes applicable to the sale or use of the services hereunder shall be separately stated and identified in the invoices. All such taxes shall be paid by PBMS. LCC agrees to pay, and to hold PBMS harmless against, any penalty, interest, additional tax or other charge that may be levied or assessed as a result of the delay or failure of LCC for any reason to pay any tax or file any return required by applicable laws and regulations to be paid or filed by LCC.

         5.8 LCC's Records and Audits. LCC shall maintain accurate records, including, but not limited to, bills, books, papers and time reporting documents, insofar as they relate to this Agreement, in accordance with generally accepted accounting principles uniformly and consistently applied in a format that will permit audit. All such records shall be retained in good condition by LCC for a period of four (4) years from the date of final payment under this Agreement. To the extent that such records may be relevant in determining whether LCC is complying with its obligations in the performance of the Services, PBMS and its authorized representatives shall have access to such records for inspection and audit upon reasonable prior written notice to LCC and at reasonable times during normal business hours. If requested by PBMS, LCC shall provide adequate work space on LCC's premises for PBMS' authorized representatives to review such records and shall provide such records in a timely manner. If reasonably practicable, LCC shall require any subcontractor retained by LCC hereunder to maintain records as stated above for LCC and to permit LCC to have access to such records for inspection and audit at all reasonable times during normal business hours and LCC shall inspect and audit such records of the subcontractor upon request of PBMS and as LCC determines appropriate.

6.       COVENANTS OF THE PARTIES.

         6.1 Non-solicitation. During the term of this Agreement and for a period of one (1) year following the expiration or Termination of this Agreement, neither party nor any of their respective directors, officers, agents, subsidiaries, successors or assigns shall, directly, indirectly or in concert with any other person, solicit the services or employment of any employee of the other party and/or, with respect to LCC, its Affiliates. This restriction shall not be deemed to prohibit general advertisements placed in newspapers of general circulation. If either party (and/or with respect to LCC, its Affiliates) (the "Engaging Party") engages the employment of a person who was employed by the other (the "Other Party") in rendering services on the PBMS PCS Project prior to such engagement, then the Engaging Party shall pay a finder's fee to the Other Party, in the amount of [
                            ].  Notwithstanding the foregoing, either party may
employ an employee of the other, to whom an offer of employment was outstanding on the effective date of this Agreement without payment of any finder's fee.

         6.2 Minimum Commitment. During the term of this Agreement, PBMS agrees to engage LCC to provide, and LCC agrees to provide, engineering services at no less than the minimum monthly level of services set forth in Exhibit G-1 attached hereto, at the minimum staffing levels during the months described therein. If during any month, PBMS actually engages LCC to provide engineering services at a level of services less than the applicable monthly service level set forth in Exhibit G-1, PBMS shall pay to LCC an amount equal to the difference between: (i) the engineering services fees actually paid by PBMS for the relevant month, and (ii) the engineering services fees PBMS should have paid LCC at the relevant minimum monthly level of services. All such payments, if any, shall be made in the month the services would have been billed by LCC.

         6.3 Adjustments to the Minimum Commitment. The minimum monthly level of services set forth in Exhibit G-1 attached hereto (and PBMS' minimum commitment) shall be, at the option of PBMS, adjusted downward, on a proportionate basis, only in the event (i) PBMS fails to acquire, by FCC auction, one or more of the expected Licenses to implement and operate a wireless personal communications system, or (ii) after obtaining one or more Licenses, loses one or more of them. The adjustment shall be calculated by reducing the then-current minimum staffing level under Exhibit G-I to a level which will enable PBMS to complete the project phases, based on the hours described in Section 7 of the Statement of Work and the number of cell sites remaining in those Markets for which PBMS has then obtained and not lost a License.

7.       WARRANTY AND DISCLAIMER.

         7.1     LCC's Warranties.

                 7.1.1 Service Warranties. LCC warrants that it will render the Services in a professional manner and in accordance with generally accepted radio frequency engineering and design practices and standards for the wireless communications industry. LCC's sole obligation under the foregoing warranty shall be to remedy, correct and/or cure any condition of non-performance in the relevant deliverable which arises within a period of one (1) year after the relevant deliverable and/or work has been delivered to PBMS and/or completed. The parties agree to make appropriate revisions to the scope of the Services, and to any agreed time schedule to reflect any changed circumstances which may arise during the term of this Agreement. Notwithstanding anything herein to the contrary, LCC shall not have any liability whatsoever for its failure to fulfill any of its obligations hereunder if such failure is the result of factors beyond LCC's reasonable control, including, without limitation, the failure of PBMS or any third party to deliver any required information of a material nature to LCC.

                 7.1.2 Software Warranties. Subject to the limitations set forth below, LCC warrants that the Software will perform substantially in the manner specified in the Documentation, and the CellCAD Software will function using the equipment and in the configurations set forth in Exhibit I attached hereto. LCC's sole and exclusive obligation under the warranty set forth in the preceding sentence shall be (i) to notify PBMS of any known or discovered material Defects and (ii) to use reasonable efforts to cure any Defect in the Software as promptly as possible following receipt of written notice from PBMS of such Defect. The foregoing warranty shall survive for a period of one (1) year, and thereafter, for so long as PBMS continues to pay the Software support and maintenance fee set forth in Section 5.2 (b) hereof. Upon receipt by LCC of written notice of any Defect, LCC will promptly start planning and implementing a cure therefor and shall keep PBMS advised of LCC's efforts and progress to remedy such Defect in accordance with the severity level of the Defect as follows: (i) if the Defect renders the Software completely unable to operate and/or use, LCC shall respond with efforts to implement a cure (on PBMS' premises, if necessary or appropriate) on the next business day; (ii) if the Defect renders the Software unable to perform a function then required on a PBMS' project, LCC shall respond within two business days; (iii) if the Defect renders the Software unable to perform a functionality not then required on the PBMS project, LCC shall respond with 2 weeks. Cure of a defect shall include, without limitation, modification of the Software and changes and updates of Documentation page(s). It is expressly understood and agreed that LCC shall have no obligation whatsoever under this Section 7.1.2: (i) if the Software is not operated in accordance with LCC's instructions and on the equipment and in the configurations set forth in Exhibit I; (ii) if all terrain and/or other databases used in conjunction with the Software have not been converted and set up by LCC; or (iii) if the Software has been modified or used in an unauthorized manner by PBMS or any third party.

                 7.1.3 LCC Product Warranties. LCC warrants that, for a period of one-hundred and twenty (120) days following the date of delivery, the LCC Products shall (i) be free from defects in materials and workmanship, and
(ii) perform substantially in the manner specified in the relevant product Documentation provided to PBMS by LCC. In the event any LCC Product is found to be defective within the warranty period, LCC's sole obligation, and PBMS's sole remedy, shall be, at LCC's option, to repair or replace such defective LCC Product at LCC's facilities or failing repair or replacement to refund the purchase price. Such remedy shall be available only if, within the applicable warranty period: (i) PBMS contacts LCC to obtain a repair authorization number prior to returning the defective LCC Product to LCC and (ii) PBMS provides a written description of the full particulars of the claimed defect to LCC. LCC reserves the right to inspect all allegedly defective LCC Products. All defective LCC Products returned to LCC shall be packed in the original shipping carton or a suitable substitute. Notwithstanding anything herein to the contrary, it is expressly understood and agreed that LCC shall have no obligation to repair or place LCC Products: (i) altered or repaired by PBMS or any third party, unless such alteration or repair is performed with LCC's prior written approval and in accordance with LCC's authorized procedures; (ii) failing due to misuse, improper maintenance, improper operating environment, carelessness, negligence or accident; (iii) failing due to damage by excessive current; (iv) failing due to damage occurring after shipment thereof to PBMS; or (v) where the serial numbers, or any parts of which, have been altered, defaced or removed.

         7.2 DISCLAIMER. THE FOREGOING WARRANTIES ARE IN LIEU OF, AND LCC EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMED TO ANY IMPLIED WARRANTY OF MERCHANT ABILITY, IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY OF NON-INFRINGEMENT AND IMPLIED WARRANTY ARISING OUT OF THE COURSE OF DEALING, CUSTOM OR USAGE OF TRADE. LCC MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO ANY HARDWARE, SOFTWARE TO OTHER ITEMS NOT OF LCC's MANUFACTURE (INCLUDING, WITHOUT LIMITATION, THE THIRD PARTY PRODUCTS); AS TO SUCH ITEMS, LCC SHALL ONLY PASS ALONG TO PBMS THE MANUFACTURER'S WARRANTY, WITHOUT RECOURSE. UNDER NO CIRCUMSTANCES SHALL LCC BE RESPONSIBLE OR HAVE ANY LIABILITY FOR ANY DECISION NOT RECOMMENDED BY LCC BUT MADE BY PBMS OR ANY THIRD PARTY CONCERNING THE DESIGN OF THE PBMS PCS NETWORK. THE WARRANTIES SET FORTH ABOVE ARE THE ONLY WARRANTIES MADE BY LCC AND WILL NOT BE ENLARGED OR DIMINISHED WITHOUT LCC's CONSENT IN WRITING.

         7.3 LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO CLAIMS ARISING UNDER SECTIONS 3.2,6.2, 8 AND 9 HEREOF IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF

PROFITS, BUSINESS, USE OR DATA OR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE POTENTIAL LIABILITY OF EACH PARTY ARISING OUT OF THIS AGREEMENT. EXCEPT WITH RESPECT TO CLAIMS ARISING UNDER SECTIONS 8 OR 9 HEREOF IN NO EVENT SHALL LCC's LIABILITY TO PBMS WITH RESPECT TO ANY CLAIM OR DISPUTE EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNT OF SERVICE FEES AND SOFTWARE LICENSE AND USAGE FEES ACTUALLY PAID BY PBMS TO LCC DURING THE ONE MONTH PERIOD PRIOR TO THE DATE ON WHICH SUCH CLAIM OR DISPUTE AROSE HEREUNDER PLUS ANY ATTORNEYS' FEES PROVIDED IN SECTION 12.9 OF THIS AGREEMENT.

8.       NON-DISCLOSURE AND CONFIDENTIALITY.

         8.1 Nondisclosure of Proprietary Information. In the event either party hereto (the "Receiving Party") obtains from the other party hereto (the "Disclosing Party") any information in whatever form which is confidential or proprietary ("Proprietary Information") the Receiving Party: (i) shall treat all such Proprietary Information as Confidential; (ii) shall use such Proprietary Information only for the purposes contemplated in this Agreement;
(iii) shall protect such Proprietary Information, whether in storage or in use, with the same degree of care as the Receiving Party uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care and (iv) shall not disclose such Proprietary Information to any third party except to such employees of the Receiving Party who need to know such Proprietary Information for the purpose of effectuating this Agreement and who have been informed of the confidential nature of such Proprietary Information. LCC shall obtain and deliver to PBMS a signed non-disclosure statement, in the form attached as Exhibit M, from each LCC employee, agent or contractor assigned to Work on the PBMS PCS Project.

         8.2 Exclusions. The provisions of this Section 8 shall not apply to any Proprietary Information which: (i) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of the Receiving Party; (ii) was lawfully obtained by the Receiving Party from a third party without breach of this Agreement and otherwise not in violation of the Disclosing Party's rights; (iii) was known to the Receiving Party at the time of disclosure as shown by the Receiving Party's records in existence at the time of disclosure; (iv) was independently developed by the Receiving Party without making use of any Proprietary Information of the Disclosing Party; or (v) is required to be disclosed pursuant to the order of any court or governmental agency.

         8.3 Return. Upon the expiration or Termination of this Agreement, and in any event upon the Disclosing Party's request at any time, each party shall (i) return to the other party, or destroy in a manner acceptable to the other party, all documents (including any copies thereof) embodying the other party's Proprietary Information and (ii) certify in writing to the other party, within ten (10) days following the other party's request, that all such Proprietary Information has been returned or destroyed.

         8.4 Injunctive Relief. LCC and PBMS acknowledge that the extent of damages in the event of the breach of any provision of Section 8.1 or 8.3 would be difficult or impossible to ascertain, and that there will be available no adequate remedy at law in the event of any such breach. Each party therefore agrees that in the event it breaches any provision of Section 8.1 or 8.3, the other party will be entitled to injunctive or other equitable relief, in addition to any other relief to which it may be entitled.

         8.5 Publicity. No party hereto shall make any disclosure to any third party regarding the existence or terms of this Agreement without the prior written consent of the other party hereto.

         8.6 Survival. The provisions of this Section 8 shall survive the expiration or Termination of this Agreement.

9.       INDEMNIFICATION.

         9.1 Infringement. Subject to the exclusions stated in Section 7.3, LCC agrees to indemnify PBMS and its Affiliates and to hold PBMS and its Affiliates harmless from and against any and all liabilities, damages, costs and expenses (including reasonable attorneys' fees) incurred by PBMS as a result of any infringement or alleged infringement of any United States patent, mask work or copyright of a third party in consequence of PBMS' use or possession of the Software in accordance with the provisions of this Agreement. PBMS agrees that LCC shall, at its option, be relieved of the foregoing obligations unless: (i) PBMS notifies LCC promptly in writing of any alleged infringement of which PBMS becomes aware; (ii) PBMS gives LCC sole authority to control fully, at LCC's expense, the defense and/or settlement of any infringement claim; and (iii) PBMS furnishes all reasonable assistance and provides all appropriate documentation requested by LCC. If LCC determines that the Software or LCC's provision of the Services infringes, or is likely to infringe, any United States patent, mask work, copyright trademark or other proprietary right of any third party, then LCC shall have the option, within a reasonable time, either to: (i) obtain, at LCC's expense, the right to continue using the infringing item or (ii) replace or modify the infringing item so that it becomes non-infringing, or (iii) in the event LCC determines neither of the options set forth in (i) and (ii) above are commercially reasonable, terminate the license granted with respect to the infringing product and reimburse PBMS for any software or other intellectual property license fees paid with respect to such product during the period in which PBMS was prohibited from using the same as a result of such infringement. Notwithstanding the foregoing, LCC shall have no obligation to indemnify PBMS pursuant to this Section 9.1 with respect to any infringement or alleged infringement resulting from any modification to the Software made by PBMS or any third party or any unauthorized use of the Software by PBMS or any third party.

         9.2 Damage to Persons and Property. Subject to the exclusions stated in Section 7.3, LCC agrees to indemnify PBMS and its Affiliates and hold PBMS and its Affiliates harmless from and against any and all liabilities, damages, costs and expenses (including reasonable attorney's fees) incurred by PBMS and resulting from any bodily injury to person(s) (including death) or damage to property caused by LCC, its employees, agents or representatives. PBMS agrees that LCC shall, at its option, be relieved of the foregoing obligations unless: (i) PBMS notifies LCC promptly in writing of any claim under this Section 9.2; (ii) PBMS gives LCC sole authority to control fully, at LCC's expense, the defense and/or settlement of any claim; and (iii) PBMS furnishes all reasonable assistance and all appropriate documentation requested by LCC. The foregoing indemnity shall not apply to the extent of any claim and/or damage based on the negligence, errors, omissions or acts of PBMS, its employees, agents or representatives, or any third party.

10.      TERM, TERMINATION AND CANCELLATION

         10.1 Term. This Agreement shall commence on the date first set forth above and shall continue in full force and effect until June 15, 1998, and shall thereafter be automatically renewed for additional and successive terms of one (1) year commencing on June 15th of each year, unless sooner Terminated as provided in Section 10.2 or Canceled as provided in 10.3.

         10.2    Termination.  This Agreement may be Terminated as follows:

         10.2.1 By PBMS, on sixty (60) days advance written notice to LCC, in the event (i) PBMS fails to obtain, by FCC auction, any License to implement and operate a wireless personal communications system, or (ii) if after having obtained one or more Licenses, loses all of them. In the event of such Termination, PBMS shall be obligated to pay to LCC Termination charges in an
amount equal to (i) all unpaid fees and charges (including [    ] of all
Expenses) owing under the terms of this Agreement as of the date of LCC's
receipt of such notice, plus (ii) [     ] of any Expenses incurred by LCC in
winding-down the services (e.g., termination of equipment rentals), plus (iii) the purchase price incurred by LCC for any databases ordered specifically for PBMS but not delivered to PBMS as of the date of LCC's receipt of such notice. In addition, PBMS shall continue to be obligated to pay LCC for (i) engineering service fees, with respect to any LCC's employee then assigned by LCC to the PBMS project, at the applicable minimum monthly staffing level (as set forth in Exhibit G-1 attached hereto) for each such employee, plus (ii) 102% of all Expenses incurred by LCC with respect to such employee(s), with such fees and Expenses to be paid until such time as the employee is assigned by LCC to perform RF engineering services for another LCC client or until the expiration of the sixty (60) day notice period, whichever occurs first. This Section
10.2.1 states the entire obligation and liability of PBMS for Termination under this Section 10.2.1, and LCC shall, and hereby does, waive all other claims for Termination charges under this Section 10.2.1

         10.2.2 By PBMS or LCC, immediately upon written notice of Termination to the other party, in the event the other party shall: (i) become insolvent;
(ii) make an assignment for the benefit of creditors; (iii) file a voluntary bankruptcy petition; (iv) acquiesce to any involuntary bankruptcy petition; (v) be adjudicated bankrupt; or (vi) cease to do business;

         10.2.3 By PBMS or LCC at the conclusion of the initial term or any annual renewal thereafter, in the event such party gives at least sixty (60) days prior written notice of its desire not to renew this Agreement; or

         10.2.4  By an executed written agreement between PBMS and LCC.

         10.3 Cancellation. This Agreement may be Canceled by either Party in the event of a material breach by the other Party, but only if such breach has not been cured within 30 days after the defaulting party receives written notice of such material breach from the non-defaulting party. Any dispute concerning the application of this section shall be resolved in accordance with
Section 12.27 hereof.


11.      WRITTEN ASSURANCE REGARDING RE EXPORT.

         11.1 Export Control Compliance. PBMS agrees to comply with all United States export control laws and regulations which are applicable to any technical data that PBMS may receive hereunder. PBMS agrees that it shall not re export, directly or indirectly, all or any portion of the technical data that it may receive hereunder, except as permitted by the United States export control laws and regulations. PBMS' obligations under this Section 11 shall survive any Termination or expiration of this Agreement.

12.      GENERAL.

         12.1 Assignment Restrictions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the generality of the foregoing, neither party shall be entitled to assign or transfer any or all of its rights or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld, unless such assignment and/or transfer is to any Affiliate of the assigning and/or transferring party.

         12.2 Relationship. The relationship between the parties to this Agreement is and shall be that of independent contractors. It is expressly agreed that nothing in this Agreement shall be construed to create or imply a partnership, joint venture, agency relationship or contract of employment. Neither party shall have the authority to make any statement representation or commitment of any kind, or to take any action, that shall be binding on the other party, except as authorized in writing by the party to be bound. LCC agrees that it will be solely responsible for all matters relating to payment of LCC's employees, including, without limitation, compliance with all applicable workers' compensation laws, unemployment compensation, social security laws, withholding and all other federal, state and local laws and regulations governing such matters.

         12.3 Force Majeure. The obligations hereunder of each party shall be suspended while and to the extent that such party is prevented from complying herewith in whole or in part by any event beyond the reasonable control of such party, which for purposes of this Agreement shall include, without limitation, acts of God, earthquakes, unavoidable accidents, laws, rules, regulations or orders of government authorities, acts of war (declared or not), hostilities, blockades, civil disturbances, embargoes, strikes or any other similar event or cause. If any event described in the preceding sentence should result in the suspension of either party's performance of its obligations hereunder, such party shall give written notice of such suspension to the other party, specifying in reasonable detail the nature of the event causing such suspension.

         12.4 Binding Effect; Amendment. This Agreement (together with the Exhibits thereto) constitutes the entire agreement between LCC and PBMS regarding the subject matter hereof. All prior or contemporaneous agreements, proposals (including the Proposal), understandings and communications between LCC and PBMS regarding the subject matter hereof, whether oral or written, are superseded by and merged into this Agreement. In the event of any inconsistency between the terms of this Agreement and the terms set forth in any Letter of Authorization hereto, the terms of the Letter of Authorization shall control and govern. Neither this Agreement nor any Letter of Authorization hereto may be modified or amended except by a written instrument executed by both LCC and PBMS.

         12.5 Severability. In the event any one or more of the provisions contained in this Agreement shall finally be determined by a competent court or tribunal to be invalid, illegal or unenforceable in any respect, such provision shall be deemed severed from this Agreement, but the remaining provisions of this Agreement shall be enforceable to the maximum extent possible, and in substitution for any provision held invalid, illegal or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties to the fullest extent permissible under law.

         12.6 Notices. All notices, consents and other communications hereunder shall be provided in writing and shall be delivered personally, by registered or certified airmail letter (return receipt requested), by courier or by facsimile or similar method of communication, to the parties at the following addresses (or such other address as may have been furnished by or on behalf of such party by like notice):

If to LCC:
                        LCC, L.L.C.
                        2300 Clarendon Boulevard
                        Suite 800
                        Arlington, VA 22201, USA
                        Telefax:     (703) 516-4950
                        Attention:   President
                        With a copy to: General Counsel

If to PBMS:

                        Pacific Bell Mobile Services
                        4420 Rosewood Drive, Bldg. 2, 4th Floor Pleasanton, California 94588
                        Telefax: 510-227-0005
                        Attention:   Taher Farkhondeh

         All communications hereunder shall be deemed effectively served upon receipt.

         12.7 Waiver. No waiver by either party of a breach of any term, provision or condition of this Agreement by the other party shall constitute a waiver of any succeeding breach of the same or any other provision hereof.

         12.8 Headings. The heading contained in this Agreement including, but not limited to, article, section, subsection or paragraph headings used in this Agreement are intended for reference purposes only and shall not affect in any way the interpretation, meaning or construction of any provision of this Agreement.

         12.9 Attorneys' Fees. In the event it is necessary for either party to take any legal action to enforce any of the terms, provisions or conditions of this Agreement, the prevailing party will be entitled to recover from the other party all reasonable attorneys' fees and all costs and expenses relating to such legal action.

         12.10 Accrued Rights. The Termination or expiration of this Agreement shall not effect or prejudice either party's accrued rights hereunder.

         12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.

         12.12 Administration of the Agreement. PBMS' project Manager and LCC's project Manager shall meet during the first week of each month during the term of this Agreement to review and compare (i) the percentage of the project completed to date against the percentage of the total estimated project costs incurred to date, (ii) the actual number of hours devoted by LCC to each project task against the projected hours for each task (as described in Section 7 of the Statement of Work), and (iii) the actual progress of the project in each Project Office against the schedule projected in Exhibit N. When 90% of the total estimated project costs have been incurred, the Director, RF Engineering of PBMS and the Director, Engineering, of LCC shall meet and review the percentage of the project completed as of such time and, in the event that the percent of the project competed is determined to then be 85% or less, the Director of RF Engineering and Director, Engineering, shall then use their best efforts to devise a corrective plan to complete the project if practicable or, as nearly as practicable, to meet the total estimated project costs.

         12.13 Liens. LCC shall not permit liens, encumbrances or claims to be filed or asserted by others against PBMS or PBMS' property by reason of LCC's failure or alleged failure to pay for any labor performed or materials furnished pursuant to the terms of this Agreement and shall protect, hold harmless and indemnify PBMS from and against all claims, liens, encumbrances filed, or asserted, because of labor performed (or allegedly performed) or materials furnished (or allegedly furnished) hereunder, and shall be solely responsible for the payment of any such claim, and shall cause any such lien or encumbrance which may be filed, or asserted, to be immediately released and discharged of record. Upon failure of LCC to observe any of the provisions of this section, PBMS, at its option, may pay any or all of the claims involved and take such steps as it desires to cause such liens or encumbrances to be released, and LCC shall, upon demand, reimburse PBMS for all reasonable costs and payments so made, failing which PBMS may withhold sufficient funds otherwise due LCC hereunder to reimburse itself, or may take such other action as is necessary to recover such costs and payments.

         12.14 Insurance. During the terms of this Agreement, LCC shall procure and maintain, at its own expense: (i) workers' compensation insurance as required by applicable law, (ii) comprehensive general liability insurance for bodily injury and property damage, and (iii) if LCC's motor vehicles are used in the performance of this Agreement, comprehensive motor vehicle liability insurance for bodily injury and property damage covering the use and maintenance of LCC's owned and non-owned vehicles. The insurance as described herein, shall name PBMS as an additional insured and LCC shall provide PBMS with a certificate of such insurance upon request. The general liability insurance described above shall provide minimum coverage limits per occurrence and on a combined single limit as follows: $5,000,000. If any insurance called for by this Section is maintained on a "claims made" form, LCC shall continue such insurance in effect for a period of five (5) years following the Cancellation, Termination or expiration of this Agreement.

         12.15 Executive Orders. Exhibit K attached hereto, entitled "Executive Orders and Associated Regulations" is hereby made a part hereof and the word "Contractor" where it appears therein shall mean LCC. Those orders and regulations applicable as indicated in the attachment are incorporated herein by reference.

         12.16 Hazardous Materials/Chemicals. LCC and the employees thereof are hereby warned, in accordance with Proposition 65 as follows: WARNING:
EXPOSURE TO CHEMICALS KNOWN TO THE STATE OF CALIFORNIA TO CAUSE CANCER BIRTH DEFECTS, OR OTHER REPRODUCTIVE HARM MAY OCCUR AT PBMS' PREMISES. PBMS shall disclose all such conditions to LCC prior to exposure, and shall make an MSDS available to LCC at PBMS' premises. Upon its receipt of such MSDS, LCC shall issue appropriate warnings to inform and educate its employees, agents, subcontractors, and other invitees, entering PBMS' premises, of the above information in accordance with applicable laws and regulations. LCC and PBMS shall cooperate concerning such warnings.

         12.17 Minority-Owned Business As soon as practicable following the execution of this Agreement, LCC shall apply for and diligently pursue certification by the California Public Utilities Commission Clearing House
(CPUC) as a Minority-Owned Business. Upon the issuance of such certification, LCC shall provide PBMS with notice of the same and a copy of the relevant certificate. As used herein, the term "minority-owned" business shall mean a business that is fifty-one percent (51%) or more owned and operated by a minority individual or group, and where the management and daily operations of the business are controlled by one or more of the foregoing individuals.

         12.18 No Third Party Beneficiaries. This Agreement is for the benefit of PBMS and LCC and not for any other person.

         12.19 Compliance with Laws. Each party agrees to comply with all laws and regulations applicable to this Agreement. In the event the provisions of this Agreement conflict with any applicable laws and regulations, such laws and regulations shall prevail.

         12.20 Approvals/Consents. Where, under the terms of this Agreement, the Statement of Work or any Letter of Authorization, the prior approval or consent of one party is required, the party from which the same is required shall not unreasonably withhold or delay such consent and/or approval.

         12.21 Remedies Cumulative. Any rights of Cancellation, Termination or other remedies prescribed in this Agreement are cumulative and are not intended to be exclusive of any other remedies to which the injured party may be entitled at law or in equity in case of any breach or threatened breach by the other party of any provisions of this Agreement unless such other remedies which are not prescribed in this Agreement are specifically limited or excluded by this Agreement. The use of one or more available remedies shall not bar the use of any other remedy for the purpose of enforcing the provisions of this Agreement; provided, however, that a party shall not be entitled to retain the benefit of inconsistent remedies.

         12.22 Releases Void. Neither party shall require waivers or releases of any personal rights from representatives or customers of the other in connection with visits to its premises and both parties agree that no such release or waivers shall be pleaded by them or third persons in any action or proceeding.

         12.23 No License Granted. Except as otherwise expressly provided in this Agreement, no license, express or implied, under any patent or copyright is granted hereunder by either party to the other party.

         12.24 Non-exclusive Market Rights. This Agreement is a non-exclusive Agreement. PBMS expressly reserves the right to contract with others for any similar or identical products or services it may require.

         12.25 Survival. The terms, conditions, and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof by either or both parties hereunder shall so survive the completion of performance, Cancellation, or Termination of this Agreement and any work order hereunder.

         12.26 Conflict of Interest. LCC shall not assign any employee of LCC assigned to perform services under this Agreement for PBMS to work on any project to design a competing tireless personal communication service in the 2GHz band in any BTA or MTA in the State of California for which such employee performed services for PBMS during the time that such employee is working on the PBMS Project or for 18 months thereafter.

         12.27 Dispute Resolution. Before resorting to litigation, the parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement, promptly by negotiations between executives of the parties.

         If a controversy or claim should arise, the Director, Engineering of LCC and the Director, RF Engineering of PBMS, or their respective successors in the positions they now hold (herein called the "project representatives") will promptly meet at least once, and will attempt to resolve the matter. Unless otherwise agreed, the meeting will be held within fourteen days of such claim, at a mutually agreed time.

         If the matter has not been resolved within 15 days of their first meeting, the project representatives shall, at the request of either representative, refer the matter to senior executives of the respective parties, who shall have authority to settle the dispute (herein called "the senior executives"). Thereupon the project representatives shall promptly prepare and provide their respective senior executives with a memoranda stating the issues in dispute and their positions, summarizing the negotiations which have taken place, and attaching relevant documents. The senior executives will meet for negotiations within ten days of the end of the 15 day period referred to above, at a mutually agreed time. If more than one meeting is held, the meetings shall be held in rotation at the offices of LCC and PBMS.

         If the matter has not been resolved by the senior executives pursuant to the aforesaid procedure within 30 days of the referral to the same by the project representatives (which period may be extended by mutual agreement), the matter shall be finally and exclusively resolved by arbitration in accordance with the commercial rules of the American Arbitration Association. The arbitration shall be conducted by three arbitrators, of whom each party shall appoint one. The arbitration shall be governed in accordance with California law. The arbitration shall be held in San Francisco, California and shall be conducted on a confidential basis. The arbitrator's award shall be supported by law and substantial evidence and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction thereof.

         IN WITNESS WHEREOF the parties hereto, by their duly authorized representatives, have executed this Agreement as of the date first set forth above.

PACIFIC BELL MOBILE SERVICES               LCC, L.L.C.

By: /s/ LYN DANIELS                        By: /s/ DON ROSE
    ------------------------                   --------------------------
    Lyn Daniels                                Don Rose
    President                                  Sr.  Vice President,
                                                 Engineering